Exhibit 10.1

FORM OF DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

KADANT INC.
One Technology Park Drive
Westford, MA 01886

NOTICE OF AWARD AND AWARD AGREEMENT

[Date]

[Recipient name and address]

Dear [Recipient name]:

Pursuant to the terms and conditions of the company’s 2006 Equity Incentive Plan as amended, you have been granted a Restricted Stock Unit/Cash Settled for 10,000 units of stock as outlined below.

Granted To:    [Recipient name]

Award Date:    [Date]

Granted:    10,000

Grant Price:    Not Applicable

Vesting Schedule:    Special Vesting

10,000 shares upon a “Change-in-Control” within the “Change-in-Control Period,” as such terms are defined in the Award Agreement

By your signature below, you acknowledge receipt of this Award as of the Award Date and agree that this Award is granted under and governed by the terms and conditions of the Company’s 2006 Equity Incentive Plan as amended, and the Award Agreement, which is attached and made a part of this document. You further acknowledge receipt of a copy of the Plan.

Signature:_________________________            _____________________________
[Recipient name]                    Date

KADANT INC.

AWARD AGREEMENT FOR
DIRECTOR CASH SETTLED RESTRICTED STOCK UNITS
(“Award Agreement”)

1.
Preamble. On the date shown on the first page of this Award Agreement (“Award Date”), the Company granted to the Recipient named on the first page (“Recipient”) cash-settled restricted stock units (“RSUs”) with respect to the number of shares of common stock of the Company identified on the first page of this Award Agreement (“Award Shares”), subject to the terms, conditions and restrictions set forth in this Award Agreement and the provisions of the Company’s 2006 Equity Incentive Plan, as amended from time to time (“Plan”). Any consideration due to the Company on the vesting of Award Shares pursuant to this Award Agreement will be deemed to have been satisfied by services rendered by the Recipient to the Company during the vesting period.

2.
Vesting Date. Subject to the terms, conditions and restrictions of this Award Agreement, including the Forfeiture provisions described in Section 5 below, the Recipient shall vest in the RSUs in accordance with the schedule set forth below (the “Vesting Date”).

Vesting Schedule for Restricted Stock Units Awarded:
# of Shares                Vesting Date

10,000	Upon a “Change-in-Control” during the “Change-in-Control Period” as defined herein

In the event a “Change in Control” occurs prior to the end of the “Change-in-Control Period” and immediately prior to the Change in Control, the Recipient was serving as a director of the Company, then 100% of the Recipient’s RSUs shall become immediately vested and shall no longer be subject to the Forfeiture provisions in Section 5. “Change in Control” shall have the meaning for the purposes of this Award Agreement as set forth in Sections 8.2(b), (c) and (d) of the Plan, as the same may be amended from time to time. A “Change-in-Control Period” shall mean the period beginning on the first day of the Company’s second quarter of fiscal 2015 and ending on the last day of the Company’s first quarter of fiscal 2020, which is March 28, 2020. A date that a Change in Control occurs shall be a Vesting Date and the delivery requirements of Section 3 shall apply. Where required to avoid extra taxation under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”) with respect to the RSUs, a Change in Control and the payment triggers of Section 3 must also satisfy the requirements of Treas. Reg. Section 1.409A-3(a)(5).

3.	Settlement of RSUs.

(a)
Upon the Vesting Date occurring on the consummation of a Change in Control as defined in Section 8.2(c) or 8.2(d) of the Plan , the Company shall deliver to the Recipient as settlement for the vested Award Shares an amount in cash (the “Cash Settlement”) equal to (i) the cash consideration payable per share or the fair market value cash equivalent of other value per share of the Company’s common stock payable to stockholders of the Company upon the consummation of the Change in Control multiplied by (ii) the number of vested Award Shares. The Cash Settlement shall be paid contemporaneously with the payout to Stockholders and no later than thirty (30) days of the consummation of the Change in Control.

(b)
Upon the Vesting Date occurring on a Change in Control as defined in Section 8.2(b) of the Plan, then the Company shall deliver to the Recipient as settlement for the vested Award Shares an amount in cash (the “Alternative Cash Settlement”) equal to (i) the fair market value per share of the Company’s common stock on the date of such Change in Control multiplied by (ii) the number of vested Award Shares. The Alternative Cash Settlement shall be paid no later than thirty (30) days of such Change in Control.

(c)	In no event will the Recipient be entitled to payment with respect to the Award under both Section 3(a) and Section 3 (b).

4.
Restrictions on Transfer. Unless and until the Award Shares shall have vested and the RSUs are ultimately settled as provided in Section 3 above, the Recipient shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of, by operation of law or otherwise, any RSUs, or any interest therein.

5.	Forfeiture.

(a)	Definitions. For purposes of this Award Agreement, “Forfeiture” shall mean any forfeiture of RSUs pursuant to Sections 5(b) or 5(c) below.

(b)
Termination of Service as a Director. In the event that the Recipient ceases to be a director of the Company prior to the Vesting Date set forth in Section 2 above for any reason or no reason, with or without cause, other than upon a Change in Control, then any of the Recipient’s RSUs that have not previously vested shall be automatically and immediately forfeited and returned to the Company.

(c)
Change in Control. In the event that no Change in Control occurs during the Change in Control Period, then any of the Recipient’s RSUs that have not previously vested shall be automatically and immediately forfeited and returned to the Company as of end of the last day of the Change in Control Period.

6.
No Stockholder Rights. Neither the Recipient nor any person claiming under or through the Recipient shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Award Shares subject to the RSUs.

7.
Withholding Taxes. The Company’s obligation to deliver the Cash Settlement to the Recipient upon the vesting of the RSUs shall be subject to the satisfaction of all income tax (including federal, state, local and foreign taxes), social insurance, payroll tax, payment on account or other tax-related withholding requirements of any applicable jurisdiction, based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes (“Withholding Taxes”). The obligations of the Company under this Agreement shall be conditioned on compliance by the Recipient with this Section 7, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Recipient, including deducting such amount from the delivery of cash upon settlement of the RSUs that gives rise to the withholding requirement.

8.
No Compensation Deferral. Neither the Plan nor this Award Agreement is intended to provide for any deferral of compensation that would be subject to Section 409A (“Section 409A”) of the U.S. Internal Revenue Code of 1986, as amended. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that all awards (including, without limitation, the RSUs) are either exempt from or compliant with the requirements of Section 409A.

9.
Dilution and Other Adjustments. In the event a stock dividend, stock split or combination of shares, or other distribution with respect to holders of common stock other than normal cash dividends, occurs while the Award is outstanding (after the Grant Date and before the Vesting Date), the committee appointed by the Company’s Board of Directors to administer the Plan (the “Committee”) shall in the manner determined in its sole discretion adjust the number of shares subject to the Award to reflect such event. In the event any recapitalization, merger or consolidationinvolving the Company , any transaction in which the Company becomes a subsidiary of another entity, any sale or other disposition of all or a substantial portion of the assets of the Company or any similar transaction as determined by the Committee, (any of the foregoing, a “covered transaction”) occurs while the Award is outstanding, the Committee in its discretion may (i) accelerate the vesting of the Award, (ii) adjust the terms of the Award, (iii) if there is a survivor or acquiror entity, provide for the assumption of the Award by such survivor or acquiror or an affiliate thereof or for the grant of one or more replacement awards by such survivor or acquiror or an affiliate thereof, in each case on such terms as the Committee may determine, (iv) terminate the Award (provided, that if the Committee terminates the Award, it shall, in connection therewith, either (A) accelerate the vesting of the Award prior to such termination, or (B) provide for a payment to the holder of the Award of cash in an amount reasonably determined by the Committee to approximate the value of the Award assuming it vested immediately prior to the transaction, or (C) if there is a survivor or acquiror entity, provide for the grant of one or more replacement awards pursuant to clause (iii) above), or (v) provide for none of, or any combination of, the foregoing. No fraction of a share or fractional shares shall be purchasable or deliverable under this Award Agreement.

10.
Administration. The Compensation Committee of the Company’s Board of Directors or other committee designated in the Plan, shall have the authority to manage and control the operation and administration of this Award Agreement. Any interpretation of the Award Agreement by any of the entities specified in the preceding sentence and any decision made by any of them with respect to the Award Agreement is final and binding.

11.
Plan Definitions. Notwithstanding anything in this Award Agreement to the contrary, the terms of this Award Agreement shall be subject to the terms of the Plan (as such terms are explicitly modified herein), a copy of which has already been provided to the Recipient.

12.	Miscellaneous.

(a)
No Rights to Continue Service as a Director. The Recipient acknowledges and agrees that the vesting of the RSUs pursuant to this Award Agreement is earned only in accordance with the terms hereof. The Recipient further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a director for the vesting period, for any period, or at all.

(b)
Unfunded Rights. The right of the Recipient to receive the Cash Settlement pursuant to this Award Agreement is an unfunded and unsecured obligation of the Company. The Recipient shall have no rights under this Award Agreement other than those of an unsecured general creditor of the Company.

(c)
Severability. The invalidity or unenforceability of any provision of this Award Agreement shall not affect the validity or enforceability of any other provision of this Award Agreement, and each other provision of this Award Agreement shall be severable and enforceable to the extent permitted by law.

(d)
Waiver. Any provision for the benefit of the Company contained in this Award Agreement may be waived, either generally or in any particular instance, by the Compensation Committee of the Board of Directors of the Company.

(e)
Binding Effect. This Award Agreement shall be binding upon and inure to the benefit of the Company and the Recipient and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in this Award Agreement.

(f)
Language. The English version of this Award Agreement, the Plan and any other document delivered pursuant to either the Award Agreement or the Plan, will control over any translated version of any such document in the event such translated version is different from the English version.

(g)
Entire Agreement. This Award Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Award Agreement.

(h)	Governing Law. This Award Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(i)	Amendment. This Award Agreement may be amended only by written agreement between the Recipient and the Company, without the consent of any other person.